UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 28, 2009
Commercial Metals Company

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338

(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd.
Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On May 29, 2009, Commercial Metals Company (the “Company”) issued a press release stating that David M. Sudbury, Senior Vice President, Secretary, and General Counsel of the Company announced his intent to retire at the end of the Company’s 2009 fiscal year on August 31, 2009 (the “Effective Time”). A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
     So that the Company will continue to have access to Mr. Sudbury’s expertise and experience, it has entered into a Retirement and Consulting Agreement with him, dated as of May 28, 2009 (the “Consulting Agreement”), a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference, and the description of the material terms of the Consulting Agreement is qualified in its entirety by reference to such exhibit.
     Pursuant to the Consulting Agreement, the Company will continue to employ Mr. Sudbury in his current capacity until the Effective Time, and all salary, benefits, terms and conditions of Mr. Sudbury’s employment will remain unchanged until the Effective Time. In accordance with the Consulting Agreement, Mr. Sudbury has agreed to provide consulting services as a non-employee consultant to the Company from September 1, 2009 through August 31, 2011 (the “Consulting Period”).
     As a consultant, Mr. Sudbury will perform such consulting services during the Consulting Period as are reasonably requested of him by the Chief Executive Officer of the Company and will assist in the orderly transition of his former duties and responsibilities. In partial consideration for Mr. Sudbury’s agreement to remain available to the Company on a consulting basis, and for Mr. Sudbury’s release and waiver of claims, the Company has agreed to pay Mr. Sudbury the gross amount of one million dollars ($1,000,000.00) on or before the Effective Date. Also, during the Consulting Period, the Company has agreed to pay Mr. Sudbury a consulting fee of $600,000 to be paid quarterly in eight equal installments of Seventy Five Thousand Dollars ($75,000.00) each commencing on or before September 10, 2009 and continuing every three months thereafter with the final payment due on or before June 10, 2011. In addition to the consulting fee, the Company has agreed to reimburse Mr. Sudbury for all reasonable out-of-pocket expenses incurred in the course of providing consulting services.
     Additional consideration to Mr. Sudbury pursuant to the Consulting Agreement includes: (a) the Company funding Mr. Sudbury’s continued participation (with coverage of dependents) in the Company’s medical and dental benefit plans in accordance with terms of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, and comparable benefit coverage thereafter for a maximum of twelve months; (b) payment to Mr. Sudbury for all of his accrued but unused vacation; (c) title to the leased automobile currently furnished by the Company to Mr. Sudbury; and (d) the provision of a computer, printer/scanner and PDA comparable to that utilized by Mr. Sudbury when employed by the Company to facilitate Mr. Sudbury’s performance of his consulting services.
     The Consulting Agreement prohibits Mr. Sudbury during the Consulting Period Agreement from:
     (a) accepting employment, performing legal services, consulting with, or serving in any capacity for or with any business entity that is a competitor of the Company or investment firm or financier, which Mr. Sudbury may know, after reasonably inquiry, is considering or pursuing the acquisition of the Company or an investment in the Company of more than $250,000; or
     (b) directly or indirectly, from May 28, 2009 through August 31, 2011, (i) soliciting, hiring, attempting to hire, retain, or compensate any individual who as of August 31, 2009 or during the Consulting Period, is an employee, officer or director of the Company or any affiliate of the Company or (ii) competing with, or participating in any business or venture that engages in steel manufacturing, steel fabrication, steel sales or metals recycling.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
The following exhibits are furnished with this Form 8-K.
10.1	Retirement and Consulting Agreement, between Commercial Metals Company and David M. Sudbury, dated as of May 28, 2009.

99.1	Press Release date May 29, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: May 29, 2009

	By:	/s/ William B. Larson

	Name:	William B. Larson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Retirement and Consulting Agreement, between Commercial Metals Company and David M. Sudbury, dated as of May 28, 2009.

99.1	Press Release date May 29, 2009.